Exhibit 10.1

Execution Copy

BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010	WELLS FARGO BANK, NATIONAL ASSOCIATION WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, North Carolina 28202

PERSONAL AND CONFIDENTIAL
April 16, 2014
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144

Attention: Robert V. Vitale

Project Mira
Commitment Letter
Ladies and Gentlemen:
We are pleased to confirm the arrangements under which each of Barclays Bank PLC (“Barclays”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), WF Investment Holdings, LLC (“Wells Fargo Investment”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank and Wells Fargo Investment, “Wells Fargo”; Barclays, Credit Suisse and Wells Fargo collectively, the “Commitment Parties,” “we” or “us”) is (i) exclusively (subject to Section 1 below) authorized by Post Holdings, Inc., a Missouri corporation (the “Company” or “you”), to act in the roles and capacities described herein and (ii) providing commitments in connection with the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this commitment letter and the attached Annexes A, B, C and D hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.

You have informed the Commitment Parties that the Company intends to consummate the acquisition (the “Acquisition”) of an entity previously identified to us as “Mira” (the “Acquired Business”), pursuant to that certain Agreement and Plan of Merger, dated as of April 16, 2014, by and among the Company, Acquisition Sub, Inc., the Acquired Business and GS Capital Partners VI Fund, L.P., solely as representative for the Stockholders and the Optionholders (as such terms are defined therein) (together with the schedules and exhibits thereto, the “Acquisition Agreement”). You have informed us that (a) the Acquisition, (b) the payment of fees and expenses in connection with the Acquisition and (c) the repayment of all indebtedness of the Acquired Business existing and outstanding as of the Closing Date (as defined in Annex B hereto) other than the Continuing Debt (as defined in Annex D hereto) will be financed from the following sources:

•
a $1,425 million (as such amount may be reduced, at the Company’s option, including by gross proceeds of Takeout Notes or Takeout Equity (each, as defined below) in an aggregate principal amount in excess of $340 million (such excess amounts, the “Excess Takeout Proceeds”)) senior secured term loan B facility (the “Term Loan Facility”) having the terms set forth on Annex B, which shall be incurred under either a new credit agreement or, if the Proposed Amendment referred to below becomes effective on or prior to the Closing Date, under that certain Credit Agreement, dated as of January 29, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Revolving Credit Facility”) by and among the Company, the several banks and other institutions or entities from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, under the terms and as set forth therein (after giving effect to the Proposed Amendment);

•
the issuance by the Company of debt securities pursuant to a Rule 144A or other private placement (the “Takeout Notes”) and the potential issuance by the Company of its common or preferred equity or equity-linked securities (including, without limitation, debt or preferred equity securities convertible into common stock) in a public offering or private placement (the “Takeout Equity”) or, in the event that gross proceeds aggregating less than $340 million are received by the Company from the offering of Takeout Notes, incurrence of other Takeout Debt (as defined in the Fee Letter referred to below) or offering of Takeout Equity after the date hereof and on or prior to the time the Acquisition is consummated, borrowings by the Company of unsecured senior increasing rate bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to $340 million, subject to reduction as provided below, under a bridge loan facility (the “Bridge Facility” and, together with the Term Loan Facility, the “Facilities”) having the terms set forth on Annex C. The aggregate principal amount of Bridge Loans available to be borrowed on the Closing Date will be automatically reduced by the gross proceeds received by the Company from any sale or placement by the Company of Takeout Notes, other Takeout Debt or Takeout Equity after the date hereof and on or prior to the Closing Date; and

•	up to approximately $783 million of the Company’s cash on hand.
You have also informed the Commitment Parties that the Company will seek to amend and restate the Existing Revolving Credit Facility to, among other things, permit the incurrence of the loans under the Term Loan Facility as “Incremental Term Loans” thereunder and permit the consummation of the Acquisition (collectively, the “Proposed Amendment”). The Proposed Amendment will be required to be in form and substance reasonably acceptable to the Lead Arrangers referred to below and the Company. Notwithstanding the foregoing, it is agreed that neither (i) the consummation of the Proposed Amendment, (ii) the issuance of Takeout Notes or Takeout Debt nor (iii) the issuance of Takeout Equity is a condition to the Commitment Parties' commitments hereunder.

1.	Commitments; Titles and Roles.
Each of Barclays, CS Securities and Wells Fargo Securities is pleased to confirm its commitment to act, and you hereby appoint each of Barclays, CS Securities and Wells Fargo Securities to act, as joint lead arrangers and joint bookrunners for the Term Loan Facility (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the Term Loan Facility in accordance with your Designation Right (as defined below), the “Lead Arrangers”), and each of Barclays, CS Securities and Wells Fargo Securities is pleased to confirm its commitment to act, and you hereby appoint each of Barclays, CS Securities and Wells Fargo Securities to act, as joint lead arrangers and joint bookrunners for the Bridge Facility (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the Bridge Facility in accordance with your Designation Right, the “Bridge Lead Arrangers” and, together with the Lead Arrangers, the “Arrangers”). In addition, each of Barclays, CS, Wells Fargo Bank and Wells Fargo Investment is pleased to advise you of its several, but not joint, commitment to provide the percentage of the aggregate principal amount of each of the Facilities set forth on the attachments following each of their respective signature pages attached hereto (which, in the case of each of the Facilities, sum to 100%), in each case on the terms contained in this Commitment Letter and subject only to the conditions set forth in the first paragraph of Section 2 below and in Annex D hereto. In addition, you hereby appoint (i) Wells Fargo Bank to act as administrative agent for the Term Loan Facility (in such capacity, the “Administrative Agent”) and (ii) Barclays to act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”). You agree that Barclays will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities or other documentation used in connection with the Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.
Notwithstanding the foregoing, you will have the right (the “Designation Right”), exercisable within 10 business days following the date hereof, to appoint additional arrangers, bookrunners, co-agents or co-managers in respect of the Term Loan Facility and the Bridge Facility (each such arranger, bookrunner, co-agent or co-manager, an “Additional Agent”) in a manner and with economics determined by you in consultation with the applicable Additional Agent and reasonably acceptable to you and such Additional Agents; provided that (a) you may not appoint more than (i) one additional bookrunner in respect of the Term Loan Facility and (ii) two additional bookrunners in respect of the Bridge Facility, (b) in the case of each of the Term Loan Facility and the Bridge Facility, you may not allocate more than 32% of the total economics with respect to such Facility to all Additional Agents (or their affiliates) in the aggregate, (c) each such Additional Agent (or its affiliate) will have the same commitment percentage (and no more than the corresponding percentage of the total economics) with respect to each of the Term Loan Facility and the Bridge Facility and (d) subject to the foregoing, to the extent you appoint Additional Agents, the aggregate economics allocated to, and the aggregate commitment amounts of, Barclays, CS and the applicable Wells Fargo entity, collectively, will be reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) (it being understood that (w) the economics allocated to each of Barclays, CS and the applicable Wells Fargo entity will be no less than 32%, 18% and 18%, respectively, of the total economics in respect of each of the Term Loan Facility and the Bridge Facility, (x) in no event shall the percentage of the total economics allocated to CS or the applicable Wells Fargo entity in respect of each of the Term Loan Facility and the Bridge Facility exceed the percentage of such economics allocated to Barclays, (y) CS and the applicable Wells Fargo entity shall have the same percentage of the total economics in respect of each of the Term Loan Facility and the Bridge Facility and (z) in no event shall the percentage of the total economics allocated to any Additional Agent in respect of each of the Term Loan Facility and the Bridge Facility exceed the percentage of such economics allocated to CS or the applicable Wells Fargo entity. Upon your exercise, if any, of the Designation Right and the execution and delivery by the Additional Agent(s) of customary joinder documentation reasonably acceptable to you and us, each such Additional Agent shall constitute a “Commitment Party” for all purposes under this Commitment Letter and the Fee Letter.

Our fees for our commitment and for services related to the Facilities are set forth in the fee letter entered into by the Company and the Commitment Parties on the date hereof (the “Fee Letter”).

2.	Conditions Precedent.
Each Commitment Party’s commitment and agreements hereunder are subject solely to the conditions set forth in Annex D hereto and the following additional conditions: (i) except as disclosed in the disclosure schedules delivered by the Acquired Business to you in connection with the Acquisition Agreement (as such schedules are in effect on the date hereof), or as set forth in any Company SEC Documents (as defined below) (excluding any disclosures contained therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein relating to information, factors or risks that are cautionary, predictive or forward-looking in nature, and (x) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Document to the matters covered by the condition set forth in this clause (i) is reasonably apparent as to such matters and (y) without giving effect to any amendment to any documents filed with the SEC on or after the date hereof), since December 28, 2013, there has not been any Event (as defined below) that, individually or in the aggregate with all other Events, has had or would reasonably be expected to have an Acquired Business Material Adverse Effect (as defined below) and (ii) the execution and delivery by all parties of the Term Loan Facility Documentation and the Bridge Facility Documentation (collectively, the “Facilities Documentation”), in each case to be negotiated and prepared in a manner consistent with this Commitment Letter, including the Term Loan Facility Documentation Principles and the Bridge Documentation Principles.
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, the Facilities Documentation shall not contain any conditions precedent to the availability of the Facilities on the Closing Date other than the conditions precedent expressly set forth in the first paragraph of this Section 2 and in Annex D hereto, and the terms of the Facilities Documentation will be such that they do not impair the availability of the Facilities on the Closing Date if such conditions are satisfied (it being understood that, to the extent that any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificated equity interests constituting Collateral) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so (without undue burden or cost), the perfection of such security interest will not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date but such security interest will be required to be perfected within 90 days after the Closing Date (or such longer period as agreed to by the Administrative Agent), subject to arrangements mutually agreed by the Administrative Agent and the Company and subject to extensions thereof in the discretion of the Administrative Agent). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, the only representations and warranties the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Agents or Lenders, in their capacities as such, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below). As used herein, the term “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the Facilities Documentation; due authorization, execution, delivery and enforceability of the Facilities Documentation; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the transactions contemplated herein (with solvency to be defined in a manner consistent with Annex I to Exhibit D); no conflicts of the Facilities Documentation with charter documents of the Loan Parties or material debt agreements; Federal Reserve margin regulations; the Investment Company Act; the use of loan proceeds not violating the FCPA, OFAC and Patriot Act; status of the Term Loan Facility and the Bridge Loans as senior debt; and, subject to the limitations on the perfection of security interests set forth in the preceding paragraph, the creation, perfection and priority (subject to agreed-upon permitted liens consistent with the Term Loan Facility Documentation Principles) of the security interests granted in the Collateral. With respect to any guarantees the delivery of which is a condition to the availability of the Facilities, if such guaranty cannot be provided as a condition precedent because the directors or managers of such entity have not authorized such guaranty and the election of new directors or managers to authorize such guaranty has not taken place prior to the funding of the Facilities (such guarantees, “Duly Authorized Guarantees”), such election shall take place and such Duly Authorized Guarantees shall be provided no later than 11:59 p.m., New York City time, on the Closing Date and (y) the Facilities Documentation shall provide that, if the Duly Authorized Guarantees are not provided by 11:59 p.m., New York City time, on the Closing Date, an event of default will arise and all loans outstanding under the Facilities will accrue interest at the default rate until such Duly Authorized Guarantees are provided). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”
As used in this Section 2, the term “Acquired Business Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, (a) has or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Acquired Business and its Subsidiaries (as defined below) (taken as a whole), other than any Event or Events to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Acquired Business or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by the Company or any of its Affiliates (as defined below) with respect to the transactions contemplated by the Acquisition Agreement or with respect to the Acquired Business or any of its Subsidiaries; (v) the effect of any earthquakes, hurricanes, tornadoes or other natural disasters; (vi) the effect of any changes in (A) applicable foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or (B) GAAP; (vii) any effect resulting from the public announcement of the Acquisition Agreement; or (viii) any effect resulting from compliance with the terms of the Acquisition Agreement or the consummation of the transactions contemplated by the Acquisition Agreement; provided, however, that any Event or Events set forth in the foregoing clauses (i), (ii), (v) or (vi) may be taken into account in determining whether there has been or is an Acquired Business Material Adverse Effect, to the extent such Event or Events have, or are reasonably expected to have, a disproportionate adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Acquired Business and its Subsidiaries (taken as a whole) relative to other Persons similarly situated; or (b) would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by the Acquisition Agreement.

As used in the foregoing definition of Acquired Company Material Adverse Effect (and in the definitions in this paragraph):
(i) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through (A) ownership of voting securities, (B) by contract, indenture, note, bond, lease, license, commitment, obligation, instrument, arrangement, understanding, or other agreement to which a Person is bound or to which its assets or properties are subject, whether oral or written, and any amendments or supplements thereto or (C) otherwise;
(ii) “Company SEC Documents” means the Form 10-K for Mira’s reporting Subsidiary for the fiscal year ended December 28, 2013 filed with the SEC on March 21, 2014 and any other forms, reports, schedules, statements, certificates, schedules and other documents filed or furnished by the Acquired Business or any of its Subsidiaries with the SEC after March 21, 2014 and at least two business days prior to the date hereof;
(iii) “Event” means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts;
(iv) “Person” means any (A) individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, (B) government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or (C) other entity; and
(v) a “Subsidiary” of any Person means any other Person of which 50% or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.
You agree that prior to taking any action described in clause (iv) of the definition of “Acquired Business Material Adverse Effect,” other than (x) any action contemplated to be taken by the Acquisition Agreement, this Commitment Letter, the engagement letter described in paragraph 8 of Annex D or (y) any other action reasonably necessary or advisable to consummate the Acquisition and the transactions contemplated hereby, you will obtain the Arrangers’ prior written consent, not to be unreasonably withheld or delayed.

3.	Syndication.
The Arrangers intend, and reserve the right, to syndicate the Facilities to the Lenders (as defined in Annex B and Annex C) promptly following the date hereof, and you acknowledge and agree that the commencement of syndication will occur in the discretion of the Arrangers. The Arrangers will select the Lenders under the Term Loan Facility and the Bridge Facility after consultation with you; provided that the Arrangers will not syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the date hereof or any competitors of the Company or the Acquired Business that are operating companies and are separately identified in writing by you to us prior to or after the date hereof, but prior to the commencement of our syndication efforts (“Disqualified Lenders”). The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender, the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter. The Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Arrangers and (y) 60 days after the Closing Date, the Company will not, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business that it will not, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of or engage in any material discussions concerning the syndication or issuance of, any debt facility or any debt, equity or equity-linked security (including, without limitation, any debt or preferred equity security convertible into common stock) of the Company or Acquired Business or any of their respective subsidiaries, including any refinancings, replacements or renewals of any debt facility or any debt, equity or equity-linked security of the Company or Acquired Business or any of their respective subsidiaries if such activity would, in the reasonable good faith judgment of the Arrangers, have a detrimental effect on the syndication of the Facilities, other than (a) the Facilities, (b) the issuance of the Takeout Notes or other Takeout Debt (if any), (c) the issuance of up to $340 million of Takeout Equity by the Company, (d) equity issued pursuant to management, director and employee incentive or compensation plans of the Company, (e) the issuance by the Company of common stock upon conversion of its 3.75% Series B Cumulative Perpetual Convertible Preferred Stock or 2.5% Series C Cumulative Perpetual Convertible Preferred Stock in accordance with the terms thereof, (f) indebtedness of the Acquired Business permitted to be issued or incurred pursuant to Section 7.2(b)(xii) of the Acquisition Agreement and (g) the issuance of up to $350 million of registered exchange notes pursuant to the registered exchange offer contemplated by the Company’s registration rights agreement, dated July 18, 2013. For purposes of the immediately preceding sentence, it is understood that the Company’s ordinary course capital leases and ordinary course purchase money and equipment financings will not be deemed to materially and adversely impair the primary syndication of the Facilities. In addition, between the date hereof and the Closing Date, neither the Company nor its subsidiaries will enter into any binding agreement to acquire a business (other than the Acquired Business) on or after the date hereof (and on or prior to the Closing Date) that is significant for purposes of Rule 3-05 of Regulation S-X without the prior written consent of the Arrangers.
You agree to cooperate with the Arrangers in all syndication efforts, including in connection with (i) the preparation of one or more information packages for each of the Facilities regarding the business, operations and financial projections of the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all customary information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Arrangers to complete the syndication of the Facilities (it being understood that (a) the Confidential Information Memorandum will include customary summary historical and pro forma financial information, which, with respect to any acquisition that has been completed or is pending prior to the date hereof, will be comparable to the information included in the Company’s offering circular dated March 12, 2014 (the “March Offering Circular”), (b) the Confidential Information Memorandum will not be required to include pro forma financial statements of the Company or the audited and unaudited historical financial statements of any acquisition that has been completed or announced prior to the date hereof (other than Dakota Growers Pasta Company, Inc. (“Dakota”), subject to the following clause (c)), (c) nothing herein will be deemed to require pro forma financial statements reflecting the acquisition of Dakota for any interim period of the Company ending after December 31, 2013, unless the Company has actually prepared such pro forma financial statements, (d) subject to the foregoing clause (c), the Confidential Information Memorandum will only be required to include the Adjusted EBITDA of Dakota on a stand-alone basis, without any allocation or adjustment in respect of its ownership by Agricore United Holdings Inc. and (e) for avoidance of doubt, the Confidential Information Memorandum will exclude any financial information relating to the Power Bar/Musashi acquisition (other than the purchase price, net sales and either projected or historical Adjusted EBITDA (defined in a manner consistent with the definition of such term in the March Offering Circular))) and (ii) the preparation of one or more customary information packages for each of the Facilities reasonably acceptable in format and content to the Arrangers (collectively, the “Lender Presentation”) and the presentation of such Lender Presentation to, and participation in meetings and other communications with, prospective Lenders or agents in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times). In addition, you agree to use commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), for the Company after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing and (c) a public credit rating for each of the Facilities and any Takeout Notes issued in lieu thereof from each of Moody’s and S&P. You will be solely responsible for the contents of any such Confidential Information Memorandum, Lender Presentation and related materials (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Facilities and Information provided by the Company and Acquired Business or their respective representatives to the Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Facilities Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that each Arranger and its affiliates will not be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Arranger or (A) any of its controlled affiliates, (B) any of the respective directors or employees of such Arranger or its controlled affiliates or (C) the respective advisors or agents of such Arranger or its controlled affiliates, in the case of this clause (C), acting at the instructions of such Arranger or its controlled affiliates. Notwithstanding the Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, or anything otherwise contained in this Commitment Letter it is agreed that (x) the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Parties' commitments hereunder prior to the Closing Date, (y) the obtaining of the ratings referenced above and (z) the compliance with any of the other provisions set forth in clauses (i) and (ii) of this paragraph above, shall not be a condition to the Commitment Parties' commitments hereunder and, unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist as set forth herein, it is understood that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication or the obtaining of ratings constitute a condition to the availability of the Facilities on the Closing Date.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Acquired Business, or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Acquired Business, or their respective affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide (including using commercially reasonable efforts to cause the Acquired Business to provide) authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders, and containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, the Acquired Business or their respective affiliates or its or their respective securities. In addition, you will clearly designate as such all Information provided to the Arrangers by or on behalf of the Company or the Acquired Business which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such documents should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4.	Information.
You represent and covenant that (i) to the best of your knowledge in the case of Information relating to the Acquired Business, all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Arrangers or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections and other forward-looking information that have been or will be made available to the Arrangers or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections and other forward-looking information are furnished to the Arrangers or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and are subject to significant uncertainties and contingencies, no assurance can be given that any party's projections may be realized, and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the later of (x) the Closing Date and (y) the Successful Syndication (as defined in the Fee Letter) of the Facilities, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.	Indemnification and Related Matters.
In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments; Amendments.
This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that, except for any assignment to an Additional Agent pursuant to Section 1 of this Commitment Letter, any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto, as applicable.

7.	Confidentiality.
Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the Commitment Parties party thereto except, after providing written notice to the applicable Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s and (on a redacted basis reasonably satisfactory to the Arrangers with respect to the Fee Letter and the Administrative Agent and the Bridge Administrative Agent with respect to the Fee Letter) the Acquired Business’s directors, employees, agents, accountants, legal counsel and other advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation (including any public filings of this Commitment Letter) or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law) and (iii) the information contained in Annex B and Annex C to Moody’s and S&P; provided, further, that any such information described in foregoing clause (i) or (iii) is supplied only on a confidential basis after consultation with the Commitment Parties. The terms of this paragraph as they relate to this Commitment Letter (but not the Fee Letter) shall terminate one year from the date of this Commitment Letter.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to the extent that such information was already in such Commitment Party’s possession and is not, to such Commitment Party’s knowledge, subject to any existing confidentiality obligations that would prohibit such disclosure or was independently developed by such Commitment Party, (e) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (f) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Facilities, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a click-through or otherwise), (g) to Moody’s and S&P; provided that such information is limited to Annexes B and C and is supplied only on a confidential basis after consultation with you or (h) for purposes of establishing a “due diligence” defense. Each Commitment Party’s obligation under this paragraph shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date any definitive Facilities Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision. Notwithstanding any of the foregoing, each Commitment Party may disclose the existence of the Facilities and information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities and the other loan documents.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.
As you know, each Commitment Party, together with its respective affiliates (each, collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. In addition, each Commitment Party Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such debt and equity securities or other financial instruments. Such investment and other activities may involve securities and instruments of you or the Acquired Business or its Affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Acquired Business or its Affiliates, or (iii) have other relationships with you or the Acquired Business or its Affiliates. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no

Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.
Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with such transactions or the process leading thereto.
As you know, you have retained Barclays Capital Inc. as financial advisor (in such capacity, the “Financial Advisors”) in connection with the Acquisition. You agree to (and each of the other Commitment Parties, including any Additional Agents, acknowledges) such retention and each party hereto further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.
In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you and we (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.
Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment of the Acquisition or termination of the Acquisition Agreement and (iii) 5:00 p.m. New York City time on August 1, 2014. Subject to the provisions of the next paragraph and the terms of the Fee Letter, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder. In addition, each Commitment Party’s commitments hereunder to provide and arrange the Bridge Loans will be reduced to the extent and in the order of priority described herein by any issuance of the Takeout Notes, other Takeout Debt and/or Equity (in each case, in escrow or otherwise).
The provisions set forth in the Fee Letter and under Sections 3, 4, 5 (including Annex A), 6 and 8, the first paragraph of Section 7 and this Section 9 will remain in full force and effect regardless of whether the definitive Facilities Documentation is executed and delivered. The provisions set forth under Sections 5 (including Annex A), 6 and 8, the first paragraph of Section 7 and this Section 9 and the fee and expense reimbursement provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to indemnification and reimbursement shall terminate and be superseded by the terms of the Facilities Documentation to the extent covered thereby and to the extent such Facilities Documentation becomes effective.
Notwithstanding anything in Section 7 to the contrary, the Arrangers may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as they may choose, and circulate similar promotional materials, after the closing of the Acquisition in the form of a “tombstone” or otherwise describing the names of you and your affiliates, and the amount, type and closing date of the Acquisition, all at expense of the Arrangers.
Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be heard exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would otherwise direct the application of the laws of any other jurisdiction; provided, however, that (i) the interpretation of the definition of Acquired Business Material Adverse Effect and whether or not a Acquired

Business Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty and (iii) the determination of whether the transactions contemplated by the Acquisition Agreement have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware, without regard to any other principles of conflicts of law.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided in the first paragraph of Section 2 above and in Annex D hereto, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Company and each of the other Guarantors, which information includes the name and address of the Company and each of the other Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Company and each of the other Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Arrangers shall be permitted to share any or all such information with the Lenders.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter, and any other agreement entered into by the parties hereto on the date hereof are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to any of the matters referred to in this Commitment Letter.
This Commitment Letter supersedes and replaces in its entirety as of the date hereof the Commitment Letter from us dated April 7, 2014 (the “Original Letter”), and by signing this letter, you acknowledge that the Original Letter is of no further force or effect.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 5:00 p.m. New York City time on April 17, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between you and the Commitment Parties party thereto. If the Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.
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Very truly yours,

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name: John Skrobe
Title: Managing Director

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

BARCLAYS BANK PLC

Term Loan Facility Commitment Percentage: 47%
Bridge Facility Commitment Percentage: 47%

[Signature Page to Commitment Letter]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Aaron Weisbrod
Name: Aaron Weisbrod
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

CREDIT SUISSE AG

Term Loan Facility Commitment Percentage: 26.5%
Bridge Facility Commitment Percentage: 26.5%

[Signature Page to Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Daniel R. Van Aken
Name: Daniel R. Van Aken
Title: Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scot Yarbrough
Name: Scot Yarbrough
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Lewis S. Morris, III
Name: Lewis S. Morris, III
Title: Managing Director

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

Term Loan Facility Commitment Percentage: 26.5%

WF INVESTMENT HOLDINGS, LLC

Bridge Facility Commitment Percentage: 26.5%

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

Annex A
In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (collectively, the “Letters”), the Company agrees to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from a dispute solely among the Commitment Parties that does not involve an act or omission by the Company or any of its affiliates and is not brought against such Commitment Party in its capacity as an agent or arranger or similar role under any Facility. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and its affiliates, shareholders, partners, members or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Commitment Party, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.

Annex A-1

The Company will not be required to indemnify any Commitment Parties for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld, conditioned or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. The provisions of this Annex A will survive any termination of the commitments or completion of the arrangement provided by the Letters.

Annex A-2

Annex B

Summary of the Term Loan Facility
This Summary outlines certain terms of the Term Loan Facility referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Post Holdings, Inc., a Missouri corporation, will be the borrower under the Term Loan Facility (the “Company”).

Guarantors:	Same as the Existing Revolving Credit Facility.
Joint Lead Arrangers and

Joint Lead Bookrunners:
Barclays Bank PLC (“Barclays”), Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC will act as joint lead arrangers and joint lead bookrunners (in such capacities, the “Lead Arrangers”) for the Term Loan Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Same as the Existing Revolving Credit Facility.

Collateral Agent:	Same as the Existing Revolving Credit Facility.

Documentation Agent:	One or more financial institutions selected by the Lead Arrangers in consultation with the Company.

Co-Syndication Agents:	Barclays and CS, in their capacities as Co-Syndication Agents.

Lenders:
Various banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with the Company, excluding any Disqualified Lender (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:
On the Closing Date, the proceeds of the Term Loan Facility will be used to finance in part the Acquisition (including the repayment of all existing indebtedness of the Acquired Business other than the Continuing Debt) and the payment of fees and expenses in connection with the Acquisition.

Amount of Term Loan Facility:	A $1,425 million (as such amount may be reduced, at the Company’s option, including by the Excess Takeout Proceeds) senior secured first lien term loan facility (the “Term Loan Facility”).

Incremental Facility:
The Company will have the right to incur (A) revolving credit commitments under the Term Loan Facility Documentation (as defined below) (each such incurrence, an “Incremental Revolving Facility”) and (B) incremental term loan facilities under the Term Loan Facility Documentation (each such incurrence, an “Incremental Term Loan Facility” and, together with each Incremental Revolving Facility, collectively, the “Incremental Facility”) in an aggregate

Annex B-1

amount not to exceed the greater of (x) $900 million1 (provided that no more than $600 million of such Incremental Facility may take the form of Incremental Term Loan Facilities) and (y) an amount such that the Senior Secured Leverage Ratio (to be defined in a mutually acceptable manner and consistent with the Term Loan Facility Documentation Principles, with the Senior Secured Leverage Ratio for such purpose calculated after giving effect to the netting of up to $100 million of unrestricted cash and cash equivalents) would not exceed 2.50:1.00 on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility (assuming that all commitments under any Incremental Revolving Facility were fully drawn), in each case on terms and subject to conditions to be agreed; provided, however, that (i) any Incremental Facility will share pari passu in the collateral described below; (ii) no existing Lender will be obligated to provide any portion of any Incremental Facility; (iii) (a) no default or event of default exists or would exist after giving effect to any Incremental Facility and (b) all representations and warranties are true and correct in all material respects and would be true and correct in all material respects after giving effect thereto (or, in each case, if such representation or warranty is qualified by or subject to materiality or a “material adverse change,” “material adverse effect” or similar term or qualification, in all respects), except that, in the case of any Incremental Term Loan Facility used in whole or in part to finance a permitted acquisition, the conditions precedent to the extension of credit thereunder regarding the accuracy of representations and warranties (other than the “Specified Representations” and the “Specified Acquisition Agreement Representations” (in each case, conformed as necessary for such permitted acquisition)) and the absence of a default or event of default may be waived or limited as mutually agreed upon by the Company and the lenders providing such Incremental Term Loan Facility, as the case may be; (iv) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility (assuming that all commitments under any Incremental Revolving Facility, as applicable, were fully drawn) and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneously with the incurrence of such Incremental Facility, (v) all fees and expenses owing in respect of such Incremental Facility to the Agents and the Lenders (other than any Defaulting Lender) have been paid if invoiced prior to such date; (vi) certain documents (substantially similar to those described in the credit agreement for the Existing Revolving Credit Facility) are delivered; and (vii) if such Incremental

______________________

[1]
Note that if the Term Loan Facility is incorporated into the credit agreement for the Existing Revolving Credit Facility through the Proposed Amendment, the $900 million amount in this clause (x) will be $600 million.

Annex B-2

Facility is an Incremental Term Loan Facility, (a) the yield (as reasonably determined by the Administrative Agent taking into account interest margins, minimum LIBOR Rate, minimum Base Rate, upfront fees and OID on such term loans with upfront fees and OID equated to interest margins based on assumed four-year life-to-maturity) applicable to such Incremental Term Loan Facility will not be more than 50 basis points above the yield for the Term Loan Facility (as reasonably determined by the Administrative Agent consistent with the above (but including only those upfront fees or OID paid generally to all of the Lenders under the Term Loan Facility at the time of the incurrence of the Term Loan Facility)) unless the yield with respect to the Term Loan Facility is increased by an amount equal to the difference between the yield with respect to such Incremental Term Loan Facility less 50 basis points and the yield for the Term Loan Facility, (b) the maturity date applicable to such Incremental Term Loan Facility will not be earlier than the latest maturity date of any other facility under the Term Loan Facility Documentation at the time of incurrence of such Incremental Term Loan Facility, (c) the weighted average life to maturity of such Incremental Term Loan Facility will not be shorter than the weighted average life to maturity of any other facility under the Term Loan Facility Documentation at the time of incurrence of such Incremental Term Loan Facility and (d) all other terms of such Incremental Term Loan Facility, if not consistent with the terms of the Term Loan Facility, will be as agreed upon between the Company and the lenders providing such Incremental Term Loan Facility and will be reasonably acceptable to the Administrative Agent, except that such other terms may not be more restrictive to the Company and the other Loan Parties than those applicable to the Term Loan Facility, unless such other terms apply only after the latest maturity date of any other facility under the Term Loan Facility Documentation at the time of incurrence of such Incremental Term Loan Facility. The proceeds of each Incremental Facility may be used to provide for the ongoing working capital requirements of the Company and its subsidiaries and for general corporate purposes and permitted acquisitions.

Availability:	The Term Loan Facility will be available in one drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Closing Date:	The date on which the Term Loan Facility Documentation becomes effective and the Acquisition is consummated (the “Closing Date”).

Maturity:	The maturity date of the Term Loan Facility will be the 7th anniversary of the Closing Date (the “Maturity Date”).

Amortization:
The outstanding principal amount of the Term Loan Facility will be payable in equal quarterly amounts of 1.00% per annum prior to the Maturity Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Maturity Date.

Annex B-3

Interest Rate:	All amounts outstanding under the Term Loan Facility will bear interest, at the Company’s option, at a rate per annum equal to:
(a)    the Base Rate plus 2.00% per annum; or
(b)    the reserve adjusted Eurodollar Rate plus 3.00% per annum.
As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, (y) the Federal Funds effective rate plus ½ of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the London interbank offered rate, as currently published on the applicable Reuters screen page (or such other commercially available source providing such quotation of such rate as may be designated by the Administrative Agent from time to time), or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the quotation rate offered to the Administrative Agent in the London interbank market, in each case as adjusted for applicable reserve requirements; provided that at no time will the reserve adjusted Eurodollar Rate with respect to the Term Loan Facility be deemed to be less than 1.00% per annum.

Default Interest:	Same as Existing Revolving Credit Facility.

Interest Payments:	Same as Existing Revolving Credit Facility.

Funding Protection and Taxes:	Same as Existing Revolving Credit Facility.

Voluntary Payments:	Same as Existing Revolving Credit Facility, except payments of an amount provided below under the caption “Soft Call on Term Loans.”

Soft Call on Term Loans:
The Company will pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the loans under the Term Loan Facility that occurs on or before the 6-month anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the loans under the Term Loan Facility subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of loans under the Term Loan Facility with the proceeds of, or any conversion of such loans into, any new debt financing or any replacement debt financing, in either case, bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the loans under the Term Loan Facility (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the loans under the Term Loan Facility (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender under the Term Loan Facility that refuses to consent to such amendment.

Annex B-4

Mandatory Payments:	The Company will make the following mandatory prepayments (subject to certain thresholds and basket amounts to be negotiated consistent with the Term Loan Facility Documentation Principles):
1. Asset Sale Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries (including the sale by the Company of any equity interests in any of its subsidiaries and the issuance by any such subsidiary of any equity interests but excluding certain asset sales to be agreed) to the extent the aggregate amount of such proceeds exceeds an amount to be agreed in any fiscal year payable no later than the business day following the date of receipt, other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Company or any of its subsidiaries within 360 days of such sale or disposition or, if so committed to be reinvested within such period, reinvested within 180 days thereafter.
2. Insurance Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of insurance or condemnation proceeds paid on account of any loss of any property or assets of the Company or any of its subsidiaries to the extent such proceeds exceed an amount to be agreed in any fiscal year payable no later than the business day following the date of receipt, other than net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Company or any of its subsidiaries (or used to replace damaged or destroyed assets) within 360 days of receipt of such net cash proceeds or, if so committed to be reinvested within such period, reinvested within 180 days thereafter.
3. Indebtedness Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the incurrence of indebtedness by the Company or any of its subsidiaries (other than indebtedness otherwise permitted under the Term Loan Facility Documentation (unless permitted to be incurred solely if used to prepay loans under the Term Loan Facility)) payable no later than the business day following the date of receipt.

Annex B-5

4. Excess Cash Flow: Prepayments in an amount equal to 50.0% of “Excess Cash Flow” (to be defined in a mutually acceptable manner and consistent with the Term Loan Facility Documentation Principles) of the Company and its subsidiaries, with stepdowns to 25.0% and 0% of Excess Cash Flow at corresponding Consolidated Leverage Ratios to be mutually agreed (in each case, with the Consolidated Leverage Ratio for such purpose calculated after giving effect to the netting of up to $100 million of unrestricted cash and cash equivalents) as of the four-fiscal-quarter period ended as of the date of the applicable financial statements. Notwithstanding the foregoing, no Excess Cash Flow prepayment shall be required with respect to the fiscal years of the Company ending September 30, 2014 and September 30, 2015.
All of the foregoing mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any), first, pro rata to the Term Loan Facility, including any Incremental Term Loan Facility (to be applied first to the next four scheduled amortization payments in direct order of maturity and thereafter pro rata to the remaining scheduled amortization payments and the payment at final maturity); provided that each holder of loans under the Term Loan Facility may decline all or any portion of the prepayment allocable to it and declined amounts will be applied as mutually agreed upon and, if the Proposed Amendment becomes effective on or prior to the Closing Date, second, to outstanding loans and letters of credit under the Existing Revolving Credit Facility (as amended by the Proposed Amendment).
Term Loan Facility

Documentation:
The definitive documentation relating to the Term Loan Facility (the “Term Loan Facility Documentation”) will be negotiated in good faith, will contain terms and conditions set forth in this Annex B and, to the extent not provided for herein, will be based on the Existing Revolving Credit Facility, with such changes to the terms set forth therein as may be mutually agreed upon, taking into account (a) the terms set forth in the Commitment Letter, (b) a model to be agreed upon and delivered to the Lead Arrangers by the Company (the “Company Model”), (c) the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Acquisition and the other transactions contemplated by the Commitment Letter) in light of their capitalization, size, business, industry, matters disclosed in the Acquisition Agreement and the Company’s proposed business plan and (d) then-current market conditions (collectively, the “Term Loan Facility Documentation Principles”). The Term Loan Facility Documentation will include the Administrative Agent’s and the Collateral Agent’s respective customary administrative, operational and other similar agency provisions reasonably required by the Administrative Agent and the Collateral Agent. In addition, Consolidated EBITDA will be defined in a manner consistent with the Term Loan Facility Documentation Principles and, in any event, will include an add-back for any increase in cost of goods sold resulting from the write up of inventory attributable to the purchase accounting treatment of the Acquisition.

Annex B-6

If the Proposed Amendment becomes effective on or prior to the Closing Date, the Term Loan Facility will be documented as an Incremental Term Loan Commitment under and as defined in the Existing Revolving Credit Facility, as amended by the Proposed Amendment.

Collateral:
Same as Existing Revolving Credit Facility, including, for the avoidance of doubt, all real estate collateral that would be required upon a “Mortgage Trigger Event” in accordance with Section 6.11(b) of the Existing Revolving Credit Facility, within the time period contemplated thereby.

Representations and

Warranties:	Same as Existing Revolving Credit Facility.
The representations and warranties in the Term Loan Facility Documentation will be required to be made on the Closing Date and reaffirmed in connection with each extension of credit (but, except as provided in the Limited Conditionality Provisions, the accuracy thereof will not be a condition precedent to the effectiveness of, or initial funding under, the Term Loan Facility on the Closing Date).

Covenants:
The Term Loan Facility Documentation will contain such affirmative and negative covenants as are mutually agreeable and consistent with the Term Loan Facility Documentation Principles; provided that (i) the Term Loan Facility Documentation will contain an affirmative covenant to use commercially reasonable efforts to maintain ratings and (ii) the affirmative and negative covenants will not be more burdensome or restrictive to the Company and its subsidiaries than those contained in the Existing Revolving Credit Facility. The Term Loan Facility Documentation will contain the following financial maintenance covenants: a minimum Consolidated Interest Coverage Ratio of at least 1.75:1.00 and a maximum Senior Secured Leverage Ratio not to exceed 3.00:1.00, with financial definitions to be defined in a mutually acceptable manner and consistent with the Term Loan Facility Documentation Principles.

Events of Default:	Same as Existing Revolving Credit Facility.

Annex B-7

Conditions to Extensions

of Credit on Closing Date:
The several obligations of each Lender to make the initial loans and extensions of credit under the Term Loan Facility on the Closing Date will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex D attached to the Commitment Letter.

Assignments and

Loan Buybacks:
The Lenders may assign all, or a part of, their loans and commitments under the Term Loan Facility, in an amount of not less than $1.0 million with respect to the Term Loan Facility, to their affiliates, affiliated funds or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in a mutually acceptable manner and consistent with the Term Loan Facility Documentation Principles) which are acceptable to (x) the Administrative Agent and (y) unless any event of default is continuing or such assignment is to a Lender or an affiliate or affiliated fund thereof, the Company; provided that such bank, financial institution or other entity will be deemed acceptable to the Company if the Company does not otherwise reject such bank, financial institution or other entity within 5 business days.

In addition, the Term Loan Facility Documentation will allow for the Company to repurchase loans under the Term Loan Facility; provided that (i) no default or event of default has occurred and is continuing, (ii) such repurchase will be consummated by means of a Dutch auction which offers all lenders under the Term Loan Facility the right to participate in such repurchase, certain parameters of which will be established in the Term Loan Facility Documentation and consistent with the Term Loan Facility Documentation Principles, which procedures may include a requirement that the Company represent and warrant that it does not have any material non-public information with respect to any Loan Party (or its subsidiaries) that could be material to such Lender’s decision to participate in such process, (iii) the amount of such repurchase (based on the face value of the loans under the Term Loan Facility purchased thereby) shall be applied on a pro rata basis to reduce the remaining scheduled amortization payments and the payment at final maturity in respect of the Term Loan Facility, (iv) any revolving credit facility may not be utilized to consummate such repurchase, (v) any cancellation of indebtedness income arising from such repurchase will not increase the calculation of Consolidated EBITDA and (vi) all such repurchased loans under the Term Loan Facility will be automatically cancelled upon such repurchase.

Annex B-8

Amendments and

Required Lenders:
No amendment, modification, termination or waiver of any provision of the Term Loan Facility Documentation will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the Term Loan Facility (collectively, the “Required Lenders”), except that (y) the consent of each Lender adversely affected thereby (and in the case of certain collateral issues, each Lender Counterparty) will be required with respect to, among other things, matters relating to interest rates (other than waiver of Default Interest Rate), maturity, pro rata payment and sharing provisions, certain collateral and guarantee issues and the definition of Required Lenders and (z) the voting rights of Defaulting Lenders will be subject to certain limitations that are substantially the same as those contained in the Existing Revolving Credit Facility.

Indemnity and Expenses:	Same as Existing Revolving Credit Facility.

Governing Law and

Jurisdiction:	Same as Existing Revolving Credit Facility.
Counsel to the Lead

Arrangers and the Agents:	Latham & Watkins LLP.

.

Annex B-9

Annex C
Summary of the Bridge Facility
This Summary outlines certain terms of the Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Company:	Post Holdings, Inc. (the “Company”).

Guarantors:
Each subsidiary of the Company that is or is required to be a guarantor under the Term Loan Facility (as defined in Annex B to the Commitment Letter) (the “Guarantors”) will guarantee (the “Guarantee”) all obligations of the Company under the Bridge Facility.

Joint Lead Arrangers and

Joint Bookrunners:	Barclays Bank PLC (“Barclays”), Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC in their capacities as Joint Lead Arrangers and Joint Bookrunners (the “Bridge Lead Arrangers”).

Documentation Agent:	Wells Fargo Investment, in its capacity as Documentation Agent.

Co-Syndication Agents:	Barclays and CS, in their capacities as Co-Syndication Agents.

Bridge Administrative Agent:	Barclays, in its capacity as Administrative Agent (the “Bridge Administrative Agent”).

Lenders:
Barclays, CS and Wells Fargo Investment and/or other financial institutions selected by the Bridge Lead Arrangers in consultation with the Company, excluding any Disqualified Lenders (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:	Up to $340 million in aggregate principal amount of senior unsecured increasing rate loans (the “Bridge Loans”) will be available in a single draw on the Closing Date.
The aggregate principal amount of the Bridge Loans available to be borrowed on the Closing Date will be automatically reduced by the gross proceeds received by the Company from any sale or placement by the Company of Takeout Notes, other Takeout Debt or Takeout Equity after the date hereof and on or prior to the Closing Date.

Closing Date:	The date on which Bridge Loans are made and the Acquisition is consummated (the “Bridge Closing Date”).

Ranking:
The Bridge Loans, the Guarantees and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Company’s and the Guarantors’ existing and future senior obligations (including all obligations under the Term Loan Facility).

Annex C-1

Security:	None.

Maturity:
The Bridge Loans will mature on the eighth anniversary of the Bridge Closing Date. At any time and from time to time, on or after the first anniversary of the Bridge Closing Date, upon reasonable prior written notice and in a minimum principal amount of at least $150 million (or, if less, the aggregate principal amount of Bridge Loans outstanding on the Conversion Date), the Bridge Loans may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Lender or Lenders, for senior unsecured exchange notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Bridge Loans so exchanged and having the same maturity date as the Bridge Loans so exchanged.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex C.

Demand Failure Event:
Any failure to comply with the terms of a Bridge Takeout Notice (as defined in the Fee Letter) for any reason will be deemed to be a “Demand Failure Event” (as defined in the Fee Letter) under the Bridge Facility Documentation. A Demand Failure Event will not constitute a default or event of default under the Bridge Facility.

Interest Rate:
Until the earlier of (i) the first anniversary of the Bridge Closing Date or (ii) the occurrence of a Demand Failure Event (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first three-month period commencing on the Bridge Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate (subject to a reserve adjusted Eurodollar Rate Floor of 1.00% per annum), plus 600 basis points (the “Initial Rate”) and (y) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate equal to the Initial Rate plus the Bridge Spread, reset at the beginning of each subsequent three-month period. The “Bridge Spread” will initially be 50 basis points (commencing three months after the Bridge Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap (as defined in the Fee Letter) then in effect (plus default interest, if any).

Annex C-2

From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).
Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued interest will also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.
As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.
Upon the occurrence and during the continuance of a payment, bankruptcy or insolvency default or event of default or any other event of default, interest on all amounts then outstanding will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”); provided that unless such event is a payment, bankruptcy or insolvency default or event of default, such Default Interest Rate will only apply at the request of the Required Lenders.

Funding Protection:
The Bridge Facility Documentation will include funding protection provisions substantially similar to those provisions contained in the Term Loan Facility, including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy, liquidity requirements and other regulatory restrictions, including customary Dodd-Frank and Basel III protections.

Mandatory Prepayment:
Prior to the Conversion Date and to the extent permitted by the Term Loan Facility, 100% of the net proceeds to the Company, or any of its subsidiaries (including the Acquired Business and its subsidiaries) from (a) any direct or indirect public offering or private placement of any debt or equity or equity-linked securities (other than issuances pursuant to employee stock plans), (b) any future bank borrowings (except borrowings under the Term Loan Facility) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or receipt of insurance proceeds, will be used to repay the Bridge Loans, in each case at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment. Mandatory prepayments of the Bridge Loans will be applied ratably among the outstanding Bridge Loans. Any proceeds from the sale or other placement of Takeout Debt or Takeout Equity funded or purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

Annex C-3

From and after the Conversion Date, the mandatory prepayment provisions in the Bridge Facility Documentation will provide that the Company will prepay the outstanding Bridge Loans, on a pro rata basis, subject to certain ordinary course exceptions and reinvestment rights, with 100% of the net proceeds of any future asset sales, at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment; provided that each holder of Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.
Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Bridge Closing Date.

Change of Control:
Upon the occurrence of a Change of Control (as defined in the Existing Indenture), the Company will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment. Prior to making any such prepayment, the Company will, within 30 days following the Change of Control, repay all obligations under the Term Loan Facility or obtain any required consent of the lenders under the Term Loan Facility to make such prepayment of the Bridge Loans. From and after the Conversion Date, each holder of Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:
Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Company, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date and prior to the maturity thereof, Bridge Loans may be prepaid, in whole or in part, at the option of the Company, at any time upon three days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Bridge Closing Date and (ii) 75% of the then-prevailing interest rate on the Bridge Loans from and including the third anniversary of the Bridge Closing Date to but excluding the fourth anniversary of the Bridge Closing Date, and then declining to one-half of the then-prevailing interest rate on the Bridge Loans on the fourth anniversary of the Bridge Closing Date, one-quarter of the then-prevailing interest rate on the Bridge Loans on the fifth anniversary of the Bridge Closing Date and to zero on the sixth anniversary of the Bridge Closing Date.

Annex C-4

In addition, from and after the Conversion Date and prior to the third anniversary of the Bridge Closing Date, up to 40% of the original principal amount of the Bridge Loans may be redeemed with an amount equal to the proceeds of a qualifying equity offering by the Company at a redemption price equal to par plus the Total Cap and accrued interest.

Bridge Facility Documentation:
The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will be negotiated in good faith, will contain the terms and conditions set forth in this Annex C and, to the extent not provided for herein, will be based on (i) the terms of the Term Loan Facility, with customary changes to reflect the interim nature of the Bridge Facility and the fact that the Bridge Facility is unsecured and (ii) as and to the extent explicitly indicated below, the Indenture, dated November 18, 2013, as supplemented through the date of the Commitment Letter, among the Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, relating to the Company’s 6.75% Senior Notes due 2021 (the “Existing Indenture”), and will take into account (a) the terms set forth in the Commitment Letter, (b) a model to be agreed and delivered to the Bridge Lead Arrangers by the Company, (c) the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Acquisition and the other transactions contemplated by the Commitment Letter) in light of their capitalization, size, business, industry, matters disclosed in the Acquisition Agreement and the Company’s proposed business plan and (d) then-current market conditions (collectively, the “Bridge Documentation Principles”).

Representations and Warranties:
The Bridge Facility Documentation will contain representations and warranties consistent with the Term Loan Facility with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles.

The representations and warranties in the Bridge Facility Documentation will be required to be made on the Closing Date (but, except as provided in the Limited Conditionality Provisions, the accuracy thereof will not be a condition precedent to the effectiveness of, or funding under, the Bridge Facility on the Closing Date).

Annex C-5

Covenants:
The Bridge Facility Documentation will contain the following covenants: (a) affirmative covenants consistent with the Term Loan Facility with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles; (b) incurrence-based negative covenants that are usual and customary for publicly traded high-yield debt securities, consistent with the Existing Indenture; provided that prior to the first anniversary of the Bridge Closing Date, the restricted payments, liens and debt incurrence covenants in the Bridge Facility Documentation will be more restrictive than the Existing Indenture in a manner to be agreed. There will not be any financial maintenance covenants in the Bridge Facility Documentation.

Events of Default:	The Bridge Facility Documentation will contain such events of default as are consistent with the Term Loan Facility, consistent with the Bridge Documentation Principles.
Conditions Precedent to

Borrowing:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex D attached to the Commitment Letter.

Assignments and Participations:
Subject to the prior notification of the Bridge Administrative Agent, each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Facility Documentation.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Bridge Facility Documentation; provided that assignments made to affiliates and other Lenders will not be subject to any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Bridge Loans.

Requisite Lenders:	Lenders holding at least a majority of total Bridge Loans, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Bridge Loans.

Indemnities:
The Bridge Facility Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bridge Lead Arrangers, the Bridge Administrative Agent and the Lenders.

Annex C-6

Governing Law and Jurisdiction:
The Bridge Facility Documentation will provide that the Company will submit to the exclusive jurisdiction and venue of the federal and state courts in the Borough of Manhattan in the State of New York and will waive any right to trial by jury. New York law will govern the Bridge Facility Documentation.

Counsel to the Bridge Lead
Arrangers and the Bridge

Administrative Agent:	Latham & Watkins LLP.

Annex C-7

Exhibit 1 to Annex C
Summary of Exchange Notes
This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.
Exchange Notes
At any time on or after the first anniversary of the Bridge Closing Date, upon not less than five business days’ prior notice, Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged. At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Company of an equal principal amount of Bridge Loans. No Exchange Notes will be issued until the Company receives requests to issue at least $150 million in aggregate principal amount of Exchange Notes (or, if less than $150 million, the aggregate principal amount of Bridge Loans outstanding on the Conversion Date). The Company will issue Exchange Notes under an indenture (the “Indenture”) with a trustee reasonably acceptable to the Lenders.

Final Maturity:	Same as the Bridge Loans.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.
Default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:
The Exchange Notes may be redeemed, in whole or in part, at the option of the Company, at any time upon not less than 30 and no more than 60 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Bridge Closing Date and (ii) 75% of the Total Cap from and including the third anniversary of the Bridge Closing Date to but excluding the fourth anniversary of the Bridge Closing Date, and then declining to one-half of the Total Cap on the fourth anniversary of the Bridge Closing Date, to one-quarter of the Total Cap on the fifth anniversary of the Bridge Closing Date and to zero on the sixth anniversary of the Bridge Closing Date.

In addition, prior to the third anniversary of the Bridge Closing Date, up to 40% of the original principal amount of the Exchange Notes may be redeemed with an amount equal to the proceeds of a qualifying equity offering by the Company at a redemption price equal to par plus the Total Cap and accrued interest.

Annex C-1-1

Defeasance Provisions of

Exchange Notes:	Custo`mary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Covenants:	The Indenture will include covenants customary for publicly traded high yield debt securities, consistent with the Existing Indenture.

Events of Default:	The Indenture will provide for Events of Default customary for publicly traded high yield debt securities, consistent with the Existing Indenture.

Registration Rights:	None.

Annex C-1-2

Annex D
Additional Conditions Precedent to the Facilities
These Additional Conditions Precedent, together with those set forth in the first paragraph of Section 2 of the Commitment Letter, set forth the only conditions precedent to the effectiveness of, and the initial funding under, the Facilities referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.
The only conditions to the effectiveness of, and the initial funding under, the Facilities shall consist of the following (together with the other conditions to funding expressly set forth in the first paragraph of Section 2 of the Commitment Letter):

1.
The Acquisition shall have been consummated or will be consummated concurrently with the initial funding under the Facilities in accordance with the Acquisition Agreement. No conditions precedent to the consummation of the Acquisition or other provision of the Acquisition Agreement shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Arrangers, not to be unreasonably withheld or delayed; provided that, without limitation, any increase or decrease in the Acquisition consideration (other than working capital adjustments) shall not be deemed to be materially adverse to the Arrangers or the Lenders so long as (i) any increase is funded by cash on hand or proceeds of an offering of the Company’s equity (the form of which will be reasonably satisfactory to the Arrangers) and (ii) any decrease is allocated to reduce, first, the Bridge Facility and second, the Term Loan Facility.

2.
The Arrangers shall have received (i) (A) audited consolidated balance sheets of the Company as at the end of each of the two fiscal years immediately preceding, and ended more than 60 days prior to, the Closing Date, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company for each of the three fiscal years immediately preceding, and ended more than 60 days prior to, the Closing Date and (B) audited consolidated balance sheets of the Acquired Business as at the end of each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date; (ii) (A) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of the Company for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Company’s fiscal year, subsequent to the date of the most recent audited financial statements of the Company and ended more than 40 days prior to the Closing Date and (B) an unaudited consolidated balance sheet of the Acquired Business as at the end of, and related statements of income and cash flows of the Acquired Business for, each fiscal quarter (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Acquired Business’ fiscal year, subsequent to the date of the most recent audited financial statements of the Acquired Business and ended more than 40 days prior to the Closing Date; and (iii) a customary pro forma balance sheet and customary pro forma statements of income of the Company giving effect to the acquisition of the Acquired Business and Dakota (subject to the limitations set forth below), together with the underlying audited and unaudited historical financial statements of the Acquired Business and Dakota, in each case meeting the requirements of Regulation S-X for a Form S-3 registration statement (other than Rules 3-10 and 3-16 of Regulation S-X), provided, however, that other than with respect to the acquisition of Dakota, the foregoing will be deemed not to require pro forma financial statements reflecting any acquisition completed or publicly announced since September 30, 2013 and prior to the date hereof, or the underlying audited and

Annex D-1

unaudited historical financial statements of any such other acquisition; provided, further, that the foregoing will be deemed not to require pro forma financial statements reflecting the acquisition of Dakota for any interim period of the Company ending after December 31, 2013, unless the Company has actually prepared such pro forma financial statements.

3.
All costs, fees, expenses (including, without limitation, reasonable and invoiced out-of-pocket legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties, the Arrangers, the Administrative Agent, the Bridge Administrative Agent or the Lenders on the Closing Date and invoiced prior to such date shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

4.
All third-party indebtedness of the Acquired Business for borrowed money (or guarantees thereof) existing and outstanding as of the Closing Date (other than (i) that certain secured note issued to US Bancorp Equipment Finance, Inc. on November 25, 2009, (ii) those certain obligations and guarantees with respect to the City of Wakefield Industrial Revenue Bonds and City of Lenox, Iowa Sewer Revenue Bonds, (iii) that certain note issued on April 1, 2009 to Manitoba Egg Producers Cooperative, (iv) that certain credit facility of the Acquired Business’ China joint venture partner, and the guarantee thereof and (v) any other indebtedness for borrowed money (or guarantees thereof) that the Arrangers and the Company mutually agree may remain existing and outstanding as of the Closing Date (collectively, the “Continuing Debt”)) shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, repaid, redeemed, defeased or otherwise discharged, and any liens securing such indebtedness released. Unless the Proposed Amendment has become effective, the Existing Revolving Credit Facility shall have been terminated, all obligations in respect thereof shall have been discharged and all liens securing such facility released.

5.
Subject to the Limited Conditionality Provisions, the Company shall have delivered to the Arrangers the following documentation relating to the Company and all of the Guarantors consistent with the Term Loan Facility Documentation Principles and the Bridge Documentation Principles: (i) customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Company and each of the Guarantors; (ii) customary evidence of authority; (iii) customary prior written notice of borrowing; (iv) customary evidence of insurance; and (v) a solvency certificate from the chief financial officer of the Company substantially in the form of Annex I hereto, certifying that the Company and its subsidiaries are, on a consolidated basis after giving effect to the transactions contemplated hereby, solvent. Subject to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing. The Specified Acquisition Agreement Representations will be true and correct to the extent provided in the first paragraph of Section 2 of the Commitment Letter. The Specified Representations will be true and correct in all material respects (except that any such representation qualified by materiality or material adverse effect will be true and correct in all respects).

6.
The Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least ten days prior to the Closing Date.

Annex D-2

7.
With respect to the Term Loan Facility, the Arrangers shall have received the Confidential Information Memorandum (it being understood that (a) the Confidential Information Memorandum will include customary summary historical and pro forma financial information, which, with respect to any acquisition that has been completed or is pending prior to the date hereof, will be comparable to the information included in the Company’s offering circular dated March 12, 2014, (b) the Confidential Information Memorandum will not be required to include pro forma financial statements of the Company or the audited and unaudited historical financial statements of any acquisition that has been completed or announced prior to the date hereof (other than Dakota, subject to the following clause (c)), (c) nothing herein will be deemed to require pro forma financial statements reflecting the acquisition of Dakota for any interim period of the Company ending after December 31, 2013, unless the Company has prepared such pro forma financial statements, (d) subject to the foregoing clause (c), the Confidential Information Memorandum will only be required to include the Adjusted EBITDA of Dakota on a stand-alone basis, without any allocation or adjustment in respect of its ownership by Agricore United Holdings Inc. and (e) for avoidance of doubt, the Confidential Information Memorandum will exclude any financial information relating to the Power Bar/Musashi acquisition (other than the purchase price, net sales and either projected or historical Adjusted EBITDA (defined in a manner consistent with the definition of such term in the March Offering Circular))) for use in the syndication of the Term Loan Facility by a date sufficient to afford the Arrangers a period of at least 15 consecutive business days following the delivery of the Required CIM (as defined below) to syndicate the Term Loan Facility prior to the Closing Date; provided that (i) July 3, 2014 and July 7, 2014 shall not be considered business days and (ii) such period shall not commence prior to May 12, 2014 (for avoidance of doubt, a 15 consecutive business day period commencing May 12, 2014, would end on June 2, 2014). A Confidential Information Memorandum that complies with the requirements set forth in the immediately preceding sentence is referred to herein as the “Required CIM.”

If the Company in good faith reasonably believes it has delivered the Required CIM, it may deliver to the Arrangers a written notice to that effect, in which case the Required CIM will be deemed to have been delivered on the date such notice is received by the Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Arrangers, in each case, unless the Arrangers in good faith reasonably believe that the Company has not completed delivery of the Required CIM and, within two business days after the receipt of such notice from the Company, the Arrangers deliver a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the Required CIM has not been delivered).

8.
With respect to the Bridge Facility, (a) the Company shall have entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Arrangers, pursuant to which the Company will engage the Investment Banks in connection with a potential issuance of Takeout Notes, Takeout Equity or other financing the proceeds of which will be used to fund the purchase price payable by the Company in the Acquisition or to refinance all or any portion of the Bridge Facility and (b) there shall have elapsed at least 15 consecutive business days prior to the Closing Date after the date on which the Company shall have provided to the Arrangers a customary preliminary offering memorandum suitable for use during such period in a customary “high yield road show” relating to the offering of the Takeout Notes pursuant to Rule 144A under the Securities Act (except that the “description of notes” and “plan of distribution” sections may be excluded, provided that the Company will cooperate with the Investment Banks to assist with preparation of the “description of notes” section), including audited annual financial statements and reviewed interim financial statements, pro forma financial statements for recent or probable material acquisitions (including, without limitation, the acquisition of the Acquired Business) and the underlying historical financial statements (but in each case only to the extent the same would be required to be included in a registration

Annex D-3

statement on Form S-3 in accordance with Regulation S-X) and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents, prepared, in the case of the historical and pro forma financial statements, in accordance with Regulation S-X under the Securities Act (and with respect to pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period presented, as if Regulation S-X was applicable to such financial statements), subject to customary exceptions for offerings pursuant to Rule 144A under the Securities Act (it being understood that consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A may be excluded), which will be in a form that will enable each applicable accounting firm to render a customary “comfort letter” (including customary “negative assurances”); provided, however, that other than with respect to the acquisition of Dakota (subject to the limitations set forth below), such preliminary offering memorandum will only be required to include information with respect to any acquisition completed or publicly announced since September 30, 2013 and prior to the date hereof that is comparable to the information included in the Company’s offering circular dated March 12, 2014, it being understood that (i) such preliminary offering memorandum will not be required to include pro forma financial statements of the Company or the audited and unaudited historical financial statements of any such entity (other than Dakota, subject to the limitations in the following clause (ii)), (ii) nothing herein will be deemed to require pro forma financial statements reflecting the acquisition of Dakota for any interim period of the Company ending after December 31, 2013 unless the Company has prepared such pro forma financial statements, (iii) subject to the foregoing clause (ii), the preliminary offering memorandum will only be required to include the Adjusted EBITDA of Dakota on a stand-alone basis, without any allocation or adjustment in respect of its ownership by Agricore United Holdings Inc. and (iv) for avoidance of doubt, such offering memorandum will exclude any financial information relating to the Power Bar/Musashi acquisition (other than the purchase price, net sales and either historical or projected Adjusted EBITDA (defined in a manner consistent with the definition of such term in the March Offering Circular); provided that Adjusted EBITDA for the Power Bar/Musashi acquisition may be included in the related marketing materials if not included in such offering memorandum); provided, further, that for purposes of this paragraph (x) July 3, 2014 and July 7, 2014 shall not be considered business days and (y) such period shall not commence prior to May 12, 2014 (for avoidance of doubt, a 15 consecutive business day period commencing May 12, 2014, would end on June 2, 2014). A preliminary offering memorandum that complies with the requirements set forth in the immediately preceding sentence is referred to herein as the “Required Offering Document.”
If the Company in good faith reasonably believes it has delivered the Required Offering Document, it may deliver to the Arrangers a written notice to that effect, in which case the Required Offering Document will be deemed to have been delivered on the date such notice is received by the Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Arrangers, in each case, unless the Arrangers in good faith reasonably believe that the Company has not completed delivery of the Required Offering Document and, within two business days after the receipt of such notice from the Company, the Arrangers deliver a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the Required Offering Document has not been delivered).

Annex D-4

Annex I

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered by POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of [Date] (the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and [_____], as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.
Pursuant to Section [__] of the Credit Agreement, the Borrower hereby certifies that, after giving effect to the Transactions, on the date hereof:
(a)    The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.
(b)    The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.
(c)    The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.
(d)    The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.
(e)    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.
IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.

POST HOLDINGS, INC.

By:_______________________________________
Name:
Title: Chief Financial Officer

Annex I-1